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[KPMG LETTERHEAD]

                        INDEPENDENT ACCOUNTANT'S CONSENT


The Board of Directors
Insight Enterprises, Inc.:

We consent to incorporation by reference in this registration statement (No. 33-96280) on Form S-8 of Insight Enterprises, Inc. of our report dated January 28, 2000, except as to Note 16, which is as of March 21, 2000, relating to the consolidated balance sheets of Insight Enterprises, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Insight Enterprises, Inc.


/s/ KPMG LLP

Phoenix, Arizona
July 25, 2000